EXHIBIT 99.1

Guy E. Dubois Named to ANSYS Board of Directors

PITTSBURGH, Sept. 1, 2015 (GLOBE NEWSWIRE) -- ANSYS, Inc. (NASDAQ:ANSS) today announced that Guy E. Dubois has accepted an appointment to the ANSYS Board of Directors effective September 1, 2015.

Mr. Dubois has spent more than three decades developing and leading large, multinational software, technology and services companies globally. Mr. Dubois is the former Chief Executive Officer of Temenos Systems, a banking software systems provider based in Geneva and listed in Switzerland, the former President and Chief Executive Officer of MACH Group, a leading provider of cloud-based managed communication services worldwide, the former President and CEO of Cramer Systems, a Telco systems provider in the UK.  Previously, Mr. Dubois was EVP Products Group with Amdocs Ltd., a NYSE-listed provider of operations support software used by telecommunications service providers to deliver voice, data and wireless services. Furthermore Mr. Dubois was Executive Vice President, International Operations for PeopleSoft Corporation based in the U.K. Prior to joining PeopleSoft, Mr. Dubois held various executive, general manager and sales management positions with Vantive Corporation, Sybase Europe, Digital Equipment Corporation and Control Data.

"We are very pleased that Guy Dubois has joined the ANSYS Board. In addition to his extensive experience in software, technology and related services, Guy brings a unique perspective having run technology enterprises across Europe. Guy's experience, insights and relationships will be highly complementary to the company's strategy of improving and expanding its European operations," said Ronald W. Hovsepian, Chairman of ANSYS.

"It is an honor to be selected to join the Board of ANSYS, the clear leader in the engineering simulation software industry. I look forward to working collaboratively with my fellow Board members and helping to drive value for the Company's shareholders," said Dubois.

Mr. Dubois graduated with a Master of Science from the University of Lille, as well as graduated from the University of Lille Engineering School.

About ANSYS, Inc.

ANSYS brings clarity and insight to customers' most complex design challenges through fast, accurate and reliable engineering simulation. Our technology enables organizations – no matter their industry – to predict with confidence that their products will thrive in the real world. Customers trust our software to help ensure product integrity and drive business success through innovation. Founded in 1970, ANSYS employs over 2,750 professionals, many of them experts in engineering fields such as finite element analysis, computational fluid dynamics, electronics and electromagnetics, and design optimization. Headquartered south of Pittsburgh, Pennsylvania, U.S.A., ANSYS has more than 75 strategic sales locations throughout the world with a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

Financial: ANSS-F

CONTACT: Investors:
         Annette Arribas
         724.820.3700
         annette.arribas@ansys.com

         Media:
         Tom Smithyman
         724.820.4340
         tom.smithyman@ansys.com